PROTEA BIOSCIENCES GROUP, INC.

CONVERTIBLE PROMISSORY NOTE ADDENDUM

$500,000	Issue Date: September 25, 2012

This addendum is to acknowledge the fact that Summit Resources, Inc., by signing below, has agreed to extend the maturity date for the Convertible Promissory Note issued by Protea Biosciences Group, Inc., a Delaware corporation (the "Company"), for the sum of $500,000 on December 20, 201 1 (Issue Date). Whereas the original maturity was 180 days from the Issue Date, which resulted in a Maturity Date of June 17, 2012, and an addendum dated June 15, 2012 extended the Maturity Date by 90 days to September 15, 2012, this addendum extends the Maturity Date by 90 days to December 14, 2012.

All other specifics of the original Convertible Promissory Note remain as stated in the original Note.